LEAK-OUT AGREEMENT

Reference is hereby made to that certain merger agreement (the “Merger Agreement”), dated even date herewith, by and among John Keeler & Co., Inc., a Florida corporation (the “Purchaser”), Coastal Pride Seafood, LLC a Florida limited liability company (the “Acquisition Subsidiary”), Coastal Pride Company, Inc., a South Carolina corporation (the “Company”), and The Walter F. Lubkin, Jr. Irrevocable Trust dated 1/8/03 (the “Trust”), Walter F. Lubkin III (“Lubkin III”), Tracy Lubkin Greco (“Greco”) and John C. Lubkin (collectively, constituting all of the shareholders of the Company immediately prior to the Merger, the “Sellers” and each a “Seller”) pursuant to which, among other things, Purchaser will acquire, all of the outstanding shares of capital stock of the Company (the “Transaction”). As partial consideration therefor, Sellers will receive an aggregate of 795,000 shares (the “Other Consideration Shares”) of common stock, par value $0.0001 per share, of Blue Star Foods Corp., a Delaware corporation and the parent of the Purchaser (“Blue Star”) and Conversion Shares upon the conversion of the Sellers Notes (the Other Consideration Shares together with the Conversions Shares, the “Shares”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Merger Agreement.

Pursuant to the Merger Agreement, and in recognition of the benefit that the Transaction will confer upon the undersigned, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby covenants and agrees that during the period commencing on the date hereof and expiring on the first anniversary of the date hereof (the “Lock-up Period”) the undersigned shall not, directly or indirectly, (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (each a “Transfer”) any Shares or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any such Shares, whether any such transaction is to be settled by delivery of securities, in cash or otherwise. From and after the one-year anniversary of the Closing Date, the undersigned may Transfer up to 25% of the aggregate of the Consideration Shares received under the Merger Agreement and the Conversion Shares held by the undersigned, in each successive six-month period.

In order to enable the enforcement of this Agreement, the undersigned hereby consents to the placing of legends and/or stop orders with Blue Star’s transfer agent with respect to the Shares and Blue Star and its transfer agent are hereby authorized to decline to make any transfer of Shares if such transfer would constitute a violation or breach of this Agreement.

The undersigned acknowledges that the execution, delivery and performance of this Agreement is a material inducement to the Purchaser to complete the transactions contemplated by the Merger Agreement and that the Purchaser and Blue Star shall be third party beneficiaries of this Agreement and the Purchaser and Blue Star shall be entitled to specific performance of the undersigned’s obligations hereunder.

Any obligations of the undersigned under this Agreement shall be binding upon the heirs and personal representatives of the undersigned.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to the principles of conflict of laws.

Dated: November 26, 2019

Seller:

Name:

Address: